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                         EMPLOYMENT AGREEMENT AMENDMENT

      THIS EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment") is entered into as of the 11th day of December, 1996, by and between KENETECH Energy Systems, Inc., a Delaware corporation (the "Company"), a subsidiary of KENETECH Corporation, and Michael U. Alvarez (the "Employee").

                                    RECITALS

     A.   The  Employee  and  the  Company  have  entered  into  an   Employment
          Agreement, dated as of January 1, 1996 (the "Agreement").

     B. The Company and the Employee desire to extend the term of the Agreement and to revise certain other provisions thereof.

     C. The obligations of the Company under the Agreement are the joint and several obligations of KES Penuelas Holdings, Inc., KES Bermuda, Inc. and KES LNG, Ltd, on behalf of KES Puerto Rico, L.P. and KES Penuelas, Ltd.

      NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

     1. Employment. Paragraph 1 of the Agreement is hereby amended to read in full as follows:

          Unless sooner terminated in connection with a Termination for Cause (as defined below), the Employee is and will continue to be employed by the Company for a period (the "Employment Period") ending two years from the date of this Agreement, at the Employee's current annual base salary ("Base Salary") and with the same employee benefits applicable on the date of this Agreement.

     2. Severance Benefits. The following sentences shall be added to the end of Section 3.1 of the Agreement:

          If you are terminated during the Employment Period for other in connection with a Termination for Cause, the Company will pay you a lump sum amount equal to 100% of your Base Salary. A letter of credit, in the face amount $150,000, shall be issued to you, as the beneficiary, by the Company, as the account party, with an expiration of December 31, 1997, as security for a portion of the severance benefits described in Sections 3.1 and 3.2 of the Agreement.

     3. Special Bonus Payments. Section 3.4 of the Agreement shall be amended and restated in full as follows:

          (a) Notwithstanding the payment of any amount to you on or prior to the date the Company directly or indirectly sells, transfers or otherwise disposes of all or substantially all of the Company's interests in EcoElectrica, L.P. (the "EcoElectrica Sale Closing Date"), on the EcoElectrica Sale Closing Date, the Company will pay to you a bonus in the amount of 100% of your Base Salary.

          (b) The Company has created a KIP Bonus Plan attached hereto (the "KIP Plan"). You will be an eligible participant in such plan.

          (c) All bonus payments with respect to EcoElectrica, L.P. shall be made prior to the distribution of any proceeds from the Company to KENETECH Corporation and shall be the joint and several obligations of KES Penuelas Holdings, Inc., KES Bermuda, Inc. and KES LNG, Ltd, on behalf of KES Puerto Rico, L.P. and KES Penuelas, Ltd..

4. Full Force and Effect. Except as amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

KENETECH Energy Systems, Inc.
KES Penuelas Holdings, Inc.
KES Bermuda, Inc.
KES LNG, Inc., on behalf of:
KES Puerto Rico, L.P.
KES Penuelas, Ltd.

By:  ________________________
       Mark D. Lerdal, Vice President


       ------------------------
       Michael U. Alvarez